UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported): October 2, 2015

Entia Biosciences, Inc.
 (Exact name of registrant as specified in charter)

Commission File Number:  000-52864

Nevada	26-0561199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13565 SW Tualitin-Sherwood Road #800 Sherwood, Oregon	97140
(Address of principal executive offices)	(Zip Code)

(503) 334-3575
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

On October 2, 2015, Entia Biosciences, Inc. entered into Employment Agreements with both Messrs. Hausman and Timmins.  The Agreements have initial terms beginning on October 1, 2015 and ending on December 31, 2016.  The Agreements will be automatically renewed on January 1 of each year after the initial term unless the agreement is terminated at least 30 days prior January 1.  Both will perform their duties under their respective Agreements from company headquarters in Sherwood, Oregon.  Under the Agreement, effective upon closing, or any part thereof, of the Company’s current efforts to raise capital, Hausman’s and Timmins’ initial base salaries shall be $150,000 and $135,000 per year, respectively, subject to an annual inflation adjustment.  They are eligible for an annual bonus of between 90% and 150% of their base salary, at the discretion of the board of directors and based on certain criteria.  Hausman and Timmins shall be granted 200,000 and 250,000 restricted shares, respectively, under the stock option plan within 30 days of the signing of the Employment Agreement.  They shall both be eligible for an equity bonus in restricted shares or stock options equal in value to between 90% and 150% of the base salary at the discretion of the board of directors after each full calendar year of service.  Each is entitled to four weeks paid vacation each year, plus customary holidays, and is entitled insurance benefit plans offered by Entia.  Both would be entitled to compensation after termination for disability, death, termination without cause, and termination without cause after change of control, and termination by Hausman for cause, and in the case of Timmins, after he has been employed for 90 days.  Neither Hausman nor Timmins are entitled to compensation after being terminated for cause.

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 2, 2015, Marvin S. Hausman, MD resigned his position as Acting Chief Financial Officer.  He remains as Chairman of the Board of Directors of Entia Biosciences, Inc. and Chief Science and Technology Officer.

On October 2, 2015, the board of directors of Entia Biosciences, Inc. appointed Timothy Timmins to the positions of Executive Vice President, Chief Operating Officer and Chief Financial Officer.

Mr. Timmins, aged 58, has over 25 years of management experience, including, most recently, ten years of management consulting experience in a variety of industries, including healthcare/medical products, software, sports marketing, senior living, labor management, wholesale foods and others.  Prior to his consulting work, he served as Chief Financial Officer, and later as President, CEO and member of the board of directors of Metro One Telecommunications, Inc., spanning approximately 13 years, from 1993 to 2005.  Mr. Timmins turned that company around, expanding it nationwide and taking it public on Nasdaq, achieving a $1.2 billion market valuation.  He is a former CPA and investment banker and holds a Masters degree in Business Administration from the University of Southern California and a Bachelor of Science degree in Business Administration from Portland State University.   In 2015, a notice of lis pendens was delivered to Mr. Timmins relating to foreclosure action on property owned by him and his wife.

Item 9.01.     Exhibits.  Financial Statements and Exhibits

(c)	Exhibits

10.1 Employment Agreement between Entia Biosciences, Inc. and Timothy Timmins dated October 2, 2015.
10.2 Employment Agreement between Entia Biosciences, Inc. and Marvin S. Hausman, M.D. dated October 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTIA BIOSCIENCES, INC.
(Registrant)

Date: October 8, 2015	By:	/s/ Carl Johnson
Carl Johnson
President and CEO